EXHIBIT 99
January 25, 2006
FOR IMMEDIATE RELEASE:

CONTACT:
Trent Troyer, President
FFD Financial Corporation
321 North Wooster Avenue
Dover, Ohio 44622-0038
(330) 364-7777

FFD Financial Corporation Reports Net Earnings For The Three- and
Six-Month Periods Ended December 31, 2005

DOVER, OHIO - FFD Financial Corporation, parent company of First Federal Community Bank of Dover, Ohio, reported net earnings for the three months ended December 31, 2005, of $292,000, or diluted earnings per share of $.24, compared to the $170,000, or $.15 per diluted share, of net earnings reported for the comparable three-month period in 2004. The $122,000, or 71.8%, increase in net earnings resulted from an increase of $339,000, or 31.1%, in net interest income, which was partially offset by increases of $105,000, or 10.7%, in general, administrative and other expenses, $63,000, or 71.6%, in the provision for federal income tax, $41,000 in the provision for losses on loans and a $8,000, or 5.2%, decrease in other income.

Net earnings reported for the six months ended December 31, 2005, were $600,000, or diluted earnings per share of $.50, compared to the $374,000, or $.32 per diluted share, of net earnings reported for the comparable six-month period in 2004. The $226,000, or 60.4%, increase in net earnings resulted from increases of $636,000, or 30.0%, in net interest income and $19,000, or 6.0%, in other income which were partially offset by increases of $241,000, or 12.9%, in general, administrative and other expenses, $117,000, or 60.6%, in the provision for federal income tax and $71,000 in the provision for losses on loans.

The increase in net interest income was due to an increase in average loans outstanding and an increase in the lending rates during the period which were partially offset by a gradual increase in the cost of new and re-pricing deposits during the period. The increase in general, administrative and other expense was due primarily to increases in other operating expenses, occupancy and equipment expenses and data processing expenses. These expenses increased due to our investment in opening offices in Coshocton and Sugarcreek, which we expect to aid in continuing our asset and profit growth. Other operating expenses increased as a result of the going private transaction which was terminated on September 15, 2005, advertising expense and other pro-rata increases.

“We have been very pleased with our growth in earnings this quarter and the first six months of this fiscal year when comparing them against the same periods a year ago” stated Trent B. Troyer, President & CEO. “Our near 14% growth in assets since December 31, 2004, combined with rising rates and an asset sensitive balance sheet increased our net interest margin, as we expected. We will continue to focus on gathering lower cost deposits and improving our net interest margin in the coming period. The investments that we have made in our banking franchise have positioned us for progress on all aspects of our strategic plan.”

FFD Financial Corporation reported total assets of $157.7 million at December 31, 2005, an increase of 6.2% over the June 30, 2005 balance of $148.6 million. Cash and cash equivalents increased by 83.3% from the June 30, 2005 balance of $7.8 million to $14.3 million at December 31, 2005. Loans receivable increased by 2.3% from the June 30, 2005 balance of $131.5 million to $134.5 million at December 31, 2005. Total liabilities of FFD Financial Corporation increased by 6.6% from the June 30, 2005 balance of $131.2 million to $139.8 million at December 31, 2005, and included deposits of $122.1 million, representing an increase of 9.5% over the June 30, 2005 balance of $111.5 million. Shareholders’ equity amounted to $17.9 million at December 31, 2005.

FFD Financial Corporation is traded on the NASDAQ Capital Market under the symbol FFDF. First Federal Community Bank has full service offices in downtown Dover, downtown New Philadelphia and on the Boulevard in Dover, and has loan production offices, now accepting limited deposits, in Coshocton and Sugarcreek. The Corporation maintains an interactive web site at www.onlinefirstfed.com.

FFD Financial Corporation
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands)

	December 31,	June 30,
ASSETS	2005	2005
	(unaudited)
Cash and cash equivalents	$14,270	$7,785
Investment securities	3,433	3,485
Mortgage-backed securities	668	720
Loans receivable	134,492	131,493
Other assets	4,850	5,112

Total assets	$157,713	$148,595

LIABILITIES AND SHAREHOLDERS’ EQUITY

Deposits	$122,140	$111,495
Borrowings	15,691	17,880
Other liabilities	1,955	1,782
Total liabilities	139,786	131,157

Shareholders’ equity	17,927	17,438

Total liabilities and shareholders’ equity	$157,713	$148,595

FFD Financial Corporation
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except share data)

	Six months ended		Three months ended
	December 31,		December 31,
	2005	2004	2005	2004
Total interest income	$4,503	$3,301	$2,340	$1,689
Total interest expense	1,746	1,180	912	600
Net interest income	2,757	2,121	1,428	1,089

Provision for losses on loans	75	4	45	4

Net interest income after provision
for losses on loans	2,682	2,117	1,383	1,085

Other income	337	318	146	154
General, administrative and other expense	2,109	1,868	1,086	981
Earnings before income taxes	910	567	443	258
Federal income taxes	310	193	151	88
NET EARNINGS	$600	$374	$292	$170

EARNINGS PER SHARE
Basic	$.51	$.33	$.25	$.15

Diluted	$.50	$.32	$.24	$.15